September 24, 1999



Mr. Gert W. Munthe
Alpharma Inc.
One Executive Drive
Fort Lee, NJ 07024

Dear Mr. Munthe:

     Since you have informed Alpharma Inc. (the "Company") that you desire to resign from the Company but are willing to remain with the Company until the end of 1999, it is appropriate to set forth the arrangements that will exist between the Company and you following your resignation. This letter agreement will supersede, except to the extent expressly set forth herein, the terms of the letter agreement dated February 26, 1998 between the Company and you (the "1998 Employment Agreement") and set forth such arrangements. You will have the opportunity to review and approve any press release or other public statement which announces your decision to resign prior to the time such release or statement is made public by the Company. You will also have the opportunity to review and approve any statement regarding your resignation the Company proposes to include in any proxy statement or other document required to be filed with the Securities and Exchange Commission before such proxy statement or other document is mailed to shareholders, filed or otherwise communicated outside of the Company.

     1. You resign all positions as officer, director and employee of the Company and each subsidiary of the Company effective on (a) December 31, 1999 or, if earlier and only as to positions as officer and director, (b) a date prior to December 31, 1999 determined by the Compensation Committee of the Company's Board of Directors (such date of effective resignation being called the "effective date"). Prior to the effective date you will continue to hold the title of President and CEO of the Company and will perform such duties to the best of your ability as are assigned to you by the Chairman of the Office of the Chief Executive.

     2. From the date hereof through December 31, 1999 (whether your resignation as officer and director is earlier or not), you will receive as compensation the salary and other benefits set forth pursuant to the 1998 Employment Agreement. For your agreements herein you will receive the following:

          a. the amount of U.S.$10,000 per month commencing January, 2000, through December, 2001, in consideration of your agreements in paragraph 3; and
          b. the amount of an additional U.S.$40,000 per month beginning January, 2000 through June, 2001 in consideration of your agreements in paragraph 4; and
          c. a payment of U.S. $200,000 on or before February 1, 2000 in lieu of any bonus under the 1998 Employment Agreement; and
          d. continued participation through December 31, 2001 on the same basis as senior executives of the Company in the Company's life insurance program, disability insurance program, health and medical insurance program and tax and financial services planning (provided the Company may determine to reimburse you for your costs in obtaining comparable coverage in lieu of participation in any such insurance program); and
          e. an automobile allowance of up to U.S. $15,000 per year for 2000 and 2001 plus insurance and maintenance;

          provided that if you become employed by or a partner in another entity prior to December 31, 2001, the compensation provided in clauses (d) (except for the tax and financial planning services contemplated by clause (d)) and (e) shall terminate at the end of the month in which such employment or partnership commences. For this purpose employment in another entity shall be deemed to include becoming entitled to receive income for services rendered as an independent contractor in excess of U.S.$10,000 in any month.

          Unless otherwise legally required, all payments made under clauses (a), (b), (c), (d) or (e) of this paragraph 2 shall be in gross amounts and no withholding shall be taken from such payments. You will receive a Form 1099 from the Company for all such payments.

     3. You agree that following the effective date through December 31, 2001 you will provide such consultation to the senior officers of the Company as is requested from time to time by the Chairman or the CEO of the Company. The Company agrees that your services following the effective date shall not require you to provide services in a manner which conflicts with your personal schedule (including subsequent employment or consulting obligations) and you agree to use reasonable effort to respond to such request in a manner which does not disadvantage the Company. The Company shall promptly reimburse you for any expenses you incur in performing any duties under this paragraph 3.
     4. You agree that you shall not, during the period from now until June 30, 2001, (the "Restricted Period"), directly or indirectly engage in the business of producing, marketing or distributing generic pharmaceutical products or products for the animal health industry of the type currently produced or sold by the Company or its subsidiaries, and provided such business was engaged in by the Company or its subsidiaries prior to October 1, 1999, in any geographical area where such products are produced or sold by the Company or its subsidiaries. Without limitation you agree not to provide services during the Restricted Period to Perrigo Pharmaceuticals, KV Pharmaceuticals, Morton Grove Laboratories, Barr Laboratories, Mylan Laboratories, Ivax, Teva Pharmaceuticals, Watson Pharmaceuticals, Pharmaceutical Resources or the Novartis generic subsidiary or Merck Darmstadt generic subsidiary or the animal health division of Pfizer, Hoffman-LaRoche or Smith Kline Beecham; provided that it shall not be a violation of this paragraph 4 for you to directly or indirectly engage in (i) the business of sale through e-commerce of pharmaceuticals and related products or the business of development and commercialization of non-generic pharmaceutical products or (ii) any other businesses not described in this paragraph 4.

          For purposes of this agreement, each of the following activities, without limitation, shall be deemed to constitute engaging in a business: to work with, be employed by, consult for, either individually, in partnership or in conjunction whether as principal, agent, employee, partner, director, officer or consultant, or in any other manner whatsoever, without or without compensation therefor. Nothing contained in this agreement shall prohibit you from acquiring or holding as a passive investor less than five percent (5%) of the outstanding securities of any publicly traded company.

          The Company agrees not to make any statement at any time which disparages you or the services you have performed for the Company and you agree not to make any statement at any time which disparages the Company or its officers or employees. Without limiting or affecting your Key Employee Agreement attached hereto, you agree to not disclose or use in any manner any information regarding the Company or its products, operations, technology or plans unless and until such information shall have become generally known to the public other than as a result of any disclosure or other action by you.

          You acknowledge and agree that the covenants set forth in this paragraph 4 are reasonable in scope, duration, geographic area and in all other respects. You and the Company further agree that such covenants replace and supersede paragraph 10 of your Key Employee Agreement provided that all other provisions of such Key Employee Agreement shall continue.

          If any provision of this paragraph 4 shall be determined by any court of competent jurisdiction to be invalid, illegal or unenforceable in whole or in part, and such determination shall become final, such provision shall be deemed to be severed or limited, but only to the extent required to render the remaining provisions of this paragraph 4 enforceable. This paragraph 4 as thus amended shall be enforced to give effect to the intention of the parties insofar as that is possible.

          You and the Company acknowledge and you agree that if you are found by a court of competent jurisdiction to have breached any covenant in this paragraph 4 all obligations of the Company to pay compensation to you under paragraph 2 of this Agreement of which this paragraph 4 is part shall terminate and the option which vests on July 8, 2001 shall not vest as provided in paragraph 6 below. You and the Company further agree that in the event of any breach by either, the non-breaching party shall be entitled, in addition to its other rights and remedies, to enforce its rights under this Agreement by an action or actions for specific performance, injunction and/or other equitable relief in order to enforce or prevent any violations (whether anticipatory, continuing or future) of the provisions of this paragraph 4 (including, without limitation, the extension of the term of this paragraph 4 by a period equal to (i) the length of the violation of this term plus (ii) the length of any court proceedings necessary to stop such violation.

     5. The Company agrees that clause (iii) (to the extent it relates to relocation to Norway) and clause (iv) of paragraph 6 of the 1998 Employment Agreement shall continue provided that the Company's obligations under such clause (iv) shall terminate upon the earlier of
          (a) the sale of your current residence in New Jersey or
          (b) December 31, 2001. You agree to use reasonable efforts to mitigate any cost to the Company under such clause (iv) and to make mutually satisfactory arrangements to release the Company from any obligations under such clause (iv) on December 31, 2001 or such earlier date on which such residence is sold. The Company's obligations under clause (iii) shall terminate on December 31, 2001 (except for reimbursement of expenses incurred in relocating to Norway prior to such date).

     6. All stock options granted to you shall continue in accordance with their terms (with vesting until the effective date), and such options which are exercisable on the effective date shall remain exercisable for two years following the effective date. All options not vested and exercisable on the effective date shall not become vested and shall be forfeited on the effective date, except that options for 25,000 shares included in the option to acquire 100,000 shares granted to you on July 8, 1998, shall vest and become exercisable (until December 31, 2001) on July 8, 2001 provided you have not been found by a court of competent jurisdiction to have violated any provision of paragraph 4 of the agreement (it being understood that 50,000 shares of such option shall not vest and shall be forfeited).
     7. If at any time after January 1, 2000 you intend to invest in an enterprise that is not engaged in a business which, in the good faith opinion of Kirkland & Ellis, would violate paragraph 4 hereunder and of which you intend to become an officer and employee, the Company will pay to you in a lump sum the sum of amounts payable to you under clause (b) of paragraph 2 which then remain unpaid, discounted by the prime rate at Citibank then in effect. Such lump sum payment will be made within 30 days after the Company receives a written notice from you confirming your intention as set forth in the prior sentence and nature of such investment. You agree that a portion of such lump sum (consisting of amounts that would be payable following such violation if paid monthly as provided in paragraph
          2) shall be repaid by you as provided in paragraph 4 if you are found by a court of competent jurisdiction to have violated the provisions thereof.

     8. The Company agrees to confirm the importance of your services hereunder and take other commercially reasonable efforts (not involving material cost to the Company) to enable your current visa (or other satisfactory visa or other arrangement to permit you to remain legally in the United States) to remain in effect through December 31, 2001 or your earlier relocation to Norway.


     If the foregoing accurately reflects our agreement, please sign a counterpart of this agreement in the space provided below.

                              Sincerely,



                              Peter G. Tombros
                              Chairman of the Compensation
Committee
                              Chairman of the Stock Option
Committee




The foregoing is hereby agreed to:


                     Date:
Gert W. Munthe